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Freeport-McMoRan Copper & Gold Inc.
Reports First-Quarter 2008 Results

HIGHLIGHTS

▪	Net income applicable to common stock for first-quarter 2008 totaled $1.1 billion, $2.64 per share, compared with $476 million, $2.02 per share, for first-quarter 2007.

▪
Consolidated sales from mines for first-quarter 2008 totaled 911 million pounds of copper, 280 thousand ounces of gold and 20 million pounds of molybdenum, compared with 520 million pounds of copper, 956 thousand ounces of gold and 2 million pounds of molybdenum for first-quarter 2007.  Pro forma first-quarter 2007 sales, including pre-acquisition Phelps Dodge sales, totaled 1.0 billion pounds of copper, 977 thousand ounces of gold and 19 million pounds of molybdenum.

▪
Consolidated sales from mines are expected to approximate 4.2 billion pounds of copper, 1.4 million ounces of gold and 75 million pounds of molybdenum for the year 2008, including 930 million pounds of copper, 225 thousand ounces of gold and 18 million pounds of molybdenum for second-quarter 2008.

▪
Operating cash flows totaled $615 million, including working capital uses of approximately $1.3 billion, for first-quarter 2008.  Assuming average prices of $3.75 per pound for copper, $900 per ounce for gold and $30 per pound for molybdenum for the remainder of 2008, operating cash flows in 2008 would exceed $6.5 billion, including approximately $6 billion for the remainder of 2008.  Each $0.20 per pound change in copper prices in the balance of the year would impact 2008 operating cash flows by approximately $450 million.

▪
Capital expenditures totaled $508 million for first-quarter 2008.  Projected 2008 capital expenditures approximate $3 billion, including investments in development projects in the Americas and Indonesia, the Tenke Fungurume greenfield project in Africa and the project to restart the Climax molybdenum mine in Colorado.

▪
Total debt approximated $7.6 billion and consolidated cash was $1.8 billion at March 31, 2008, compared with total debt of $7.2 billion and consolidated cash of $1.6 billion at December 31, 2007.  Borrowings under FCX’s $1.5 billion revolving credit facility totaled $296 million at March 31, 2008.

PHOENIX, AZ, April 23, 2008 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2008 net income applicable to common stock of $1.1 billion, $2.64 per share, compared with $476 million, $2.02 per share, for the first quarter of 2007.  FCX’s results included net losses on early debt extinguishments totaling $6 million ($5 million to net income or $0.01 per share) for first-quarter 2008 and $88 million ($75 million to net income or $0.31 per share) for first-quarter 2007.  The results for the 2007 quarter include the operations of Phelps Dodge beginning March 20, 2007.

    James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our first-quarter results reflect our continued focus on maximizing current production volumes and investing in future growth to meet increasing market requirements for the commodities we produce.  As we crossed the one-year anniversary of our combination with Phelps Dodge in March, we are established as a financially strong global metals producer with significant current production capacity and reserves, exciting current growth projects and promising opportunities for future growth in major minerals districts around the world.  The theme of our recently published 2007 annual report, ‘A World of Assets, A World of Opportunities,’ highlights our portfolio of global operations and opportunities to expand production capacity, extend the lives of our mines and develop new ore bodies.”

SUMMARY FINANCIAL AND OPERATING DATA
	First Quarter
	2008		2007[a]
Financial Data (in millions, except per share amounts)
Revenues	$5,672	[b]	$2,246	[b,c]
Operating income	$2,396	[d]	$1,172	[c,d]
Income from continuing operations
applicable to common stock[e]	$1,122	[d,f]	$472	[c,d,f]
Net income applicable to common stock[e]	$1,122	[d,f]	$476	[c,d,f]
Diluted net income per share of common stock[g]:
Continuing operations	$2.64	[d,f]	$2.00	[c,d,f]
Discontinued operations	-		0.02
Diluted net income per share of common stock	$2.64	[d,f]	$2.02	[c,d,f]
Diluted average common shares outstanding[g,h]	449		244
Operating cash flows	$615	[i]	$669	[i]
Capital expenditures	$508		$142

Operating Data – Sales from Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	911		520
Average realized price per pound	$3.69		$3.00	[c]

Gold (thousands of recoverable ounces)
FCX’s consolidated share	280		956
Average realized price per ounce	$933		$655

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	20		2
Average realized price per pound	$31.67		$23.26

Note: Disclosures of after-tax amounts throughout this release are calculated by reference to the applicable tax rate.

a.	Includes Phelps Dodge results beginning March 20, 2007.

b.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion beginning on page 4).

c.
Includes charges for noncash mark-to-market accounting adjustments on the 2007 copper price protection program totaling $38 million ($23 million to net income or $0.10 per share) and a reduction in average realized copper prices of $0.07 per pound in first-quarter 2007.  FCX paid $598 million upon settlement of these contracts in January 2008.  FCX does not currently intend to enter into similar hedging programs in the future.

d.
Includes the impact of purchase accounting fair value adjustments associated with the acquisition of Phelps Dodge totaling $279 million ($175 million to net income or $0.39 per share) for first-quarter 2008 and $124 million ($79 million to net income or $0.32 per share) for first-quarter 2007. For additional information regarding the impacts of these adjustments on production and delivery costs and deprecation, depletion and amortization refer to the attached presentation, “Business Segments,” on page XVII.

e.	After preferred dividends.

f.
Includes net losses on early extinguishment of debt totaling $6 million ($5 million to net income or $0.01 per share) for first-quarter 2008 and $88 million ($75 million to net income or $0.31 per share) for first-quarter 2007.

g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes, 5½% Convertible Perpetual Preferred Stock and 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007.  See Note g on page III.

h.
On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge.  On March 28, 2007, FCX sold 47.15 million common shares.  Common shares outstanding on March 31, 2008, totaled 383 million.  Assuming conversion of the instruments discussed in Note g above and including dilutive stock options and restricted stock units, total common shares outstanding would approximate 449 million at March 31, 2008.

i.	Includes working capital uses of approximately $1.3 billion in first-quarter 2008 and $202 million in first-quarter 2007.

OPERATIONS

Consolidated copper sales of 911 million pounds in the first quarter of 2008 were slightly higher than previous estimates of 885 million pounds reported on January 23, 2008, primarily because of the timing of shipments.  Production from North America was lower than previous estimates, while South America production was essentially as forecasted and Indonesia production exceeded prior estimates.  Consolidated gold sales of 280 thousand ounces in first-quarter 2008 were higher than previous estimates of 170 thousand ounces because of mine sequencing at the Grasberg mine in Indonesia.  As expected, consolidated gold sales in the first quarter of 2008 were significantly lower than the year ago period because of the mining in a lower ore grade section of the Grasberg open pit.  Consolidated molybdenum sales approximated 20 million pounds in first-quarter 2008.

Consolidated unit net cash costs were $1.06 per pound in the first quarter of 2008.  Assuming average prices of $3.75 per pound for copper, $900 per ounce for gold and $30 per pound for molybdenum for the remainder of 2008, unit net cash costs for the year 2008 would average approximately $1.00 per pound.  Pro forma amounts in the tables below reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

	First Quarter
	2008	2007
	Actual	Pro forma
Consolidated Operating Data
Copper (millions of recoverable pounds)
Production	880	1,076
Sales[a]	911	1,025
Average realized price per pound	$3.69	$2.81	[b]
Unit net cash costs[c]	$1.06	$0.40
Gold (thousands of recoverable ounces)
Production	275	1,102
Sales[a]	280	977
Average realized price per ounce	$933	$652
Molybdenum (millions of recoverable pounds)
Production	18	17
Sales[a]	20	19
Average realized price per pound	$31.67	$23.00

a.	Excludes sales of purchased metal.

b.	Includes reduction of $0.06 per pound for mark-to-market accounting adjustments on the 2007 copper price protection program.

c.
Reflects weighted average unit net cash costs, net of by-product credits, for all mines.  For reconciliations of actual and pro forma unit net cash costs per pound by geographic region to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results refer to the attached presentation, “Product Revenues and Production Costs,” beginning on page VII.

First-quarter 2008 copper and gold sales volumes were lower than in pro forma first-quarter 2007 primarily because of the expected mining in a lower ore grade section of the Grasberg open pit during the first half of 2008.  This was partially offset by higher North and South American copper production (Safford and Cerro Verde).  The increase in unit net cash costs from pro forma first-quarter 2007 amounts primarily reflects lower copper and gold volumes at Grasberg and higher input costs, including energy and labor.

Approximately two-thirds of FCX’s copper is sold in concentrate and cathodes and the remaining one-third is sold primarily as rod (principally from North American operations).  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate sales contracts and some of its cathode sales contracts are provisionally priced at the time of shipment. The provisional prices are finalized in a specified future period (generally one to four months from the shipment date) based on quoted LME or COMEX prices.  The sales subject to final pricing are generally settled in a subsequent month or quarter.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end price is a major determinant of recorded revenues and the average recorded realized price for copper for the period.

While LME copper prices averaged $3.52 per pound during the first quarter of 2008, FCX’s recorded prices of $3.69 per pound were heavily weighted to the applicable forward copper prices at the end of the quarter ($3.82 per pound).  Approximately half of FCX’s consolidated copper sales during the first quarter were provisionally priced at the time of shipment and are subject to final pricing later in 2008.

At December 31, 2007, 402 million pounds of copper (net of minority interests) were provisionally priced at $3.02 per pound.  The increase in copper prices in the first quarter resulted in adjustments to these prior period sales which remained open for settlement at December 31, 2007.  First-quarter 2008 adjustments to copper sales recognized in prior quarters increased revenues by $294 million ($127 million to net income or $0.28 per share) compared with a decrease of $15 million ($8 million to net income or $0.03 per share) in the first quarter of 2007.

At March 31, 2008, FCX had consolidated copper sales of 362 million pounds of copper (net of minority interests) priced at an average of $3.82 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the March 31, 2008, price would result in an approximate $11 million effect on FCX’s 2008 net income.  The LME closing spot price for copper on April 22, 2008, was $3.99 per pound.

North American Mining.  FCX operates six open-pit copper mining complexes in North America (Morenci, Bagdad, Sierrita and Safford in Arizona and Chino and Tyrone in New Mexico) and conducts molybdenum mining operations at the Henderson underground mine in Colorado.  By-product molybdenum is primarily produced at Sierrita and Bagdad.  In addition, FCX is pursuing a project to restart the Climax open-pit molybdenum mine in Colorado.  All of these mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.  The North American copper mining operations are operated in an integrated fashion and have long-lived reserves with significant additional development potential.

	First Quarter
Consolidated	2008	2007
North American Mining Operations	Actual	Pro forma

Copper (millions of recoverable pounds)
Production	327	301
Sales[a]	339	307
Average realized price per pound	$3.50	$2.51	[b]

Molybdenum (millions of recoverable pounds)
Production	17	17
Sales[c]	20	19
Average realized price per pound	$31.67	$23.00

a.	Excludes sales of purchased metal.

b.	Amount was $2.70 per pound before charges for mark-to-market accounting adjustments on the 2007 copper price protection program.

c.	Excludes sales of purchased metal and includes sales of molybdenum produced at Cerro Verde.

Consolidated copper sales in North America totaled 339 million pounds in the first quarter of 2008, 32 million pounds higher than the pro forma first-quarter 2007 principally because of the commencement of production at the recently commissioned Safford mine.

FCX is the world’s largest producer of molybdenum through the Henderson molybdenum mine and as a by-product at several of its copper mines.  The Henderson block-cave underground mining complex produces high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products.

In the first quarter of 2008, consolidated molybdenum sales from the Henderson and by-product mines totaled 20 million pounds, slightly higher than the pro forma first-quarter 2007 sales because of by-product molybdenum production at Cerro Verde, which is sold by FCX’s North American molybdenum sales company.

Approximately 85 percent of expected 2008 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale.  For 2009, 90 percent of sales is expected to be priced at approximate prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum on April 21, 2008, was $32.75 per pound.

      For the year, FCX expects sales from North American operations to approximate 1.5 billion pounds of copper and 75 million pounds of molybdenum, compared with 1.3 billion pounds of copper and 69 million pounds of molybdenum for pro forma year 2007.

Unit Net Cash Costs for North American Copper Mines.  The following table summarizes first-quarter 2008 unit net cash costs at the North American copper mines and pro forma unit net cash costs for first-quarter 2007.

	First Quarter
	2008	2007
	Actual	Pro forma
Per pound of copper:
Site production and delivery, after adjustments	$1.64	$1.31
By-product credits, primarily molybdenum	(0.77)	(0.54)
Treatment charges	0.09	0.07
Unit net cash costs[a]	$0.96	$0.84

a.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results refer to the attached presentation, “Product Revenues and Production Costs,” beginning on page VII.

North America unit net cash costs were higher in first-quarter 2008 as compared with pro forma first-quarter 2007 primarily because of an increase in tons mined and lower ore grades at Morenci, combined with higher unit costs at Safford as the mine ramps up to full production rates.  Other increases in 2008 unit net cash costs relate to higher energy and labor costs.  The increased costs were partially offset by higher copper volumes and favorable molybdenum credits resulting from higher prices combined with increased molybdenum volumes.

Assuming an average copper price of $3.75 per pound and an average molybdenum price of $30 per pound for the remainder of 2008 and achievement of current 2008 sales estimates, FCX estimates that its 2008 average unit net cash costs, including molybdenum credits, for its North American copper mines would approximate $1.14 per pound of copper.  Unit net cash costs for 2008 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2008.

Unit Net Cash Costs for Henderson Molybdenum Mine.  First-quarter 2008 unit net cash costs of $5.10 per pound of molybdenum at the Henderson molybdenum mine were higher, compared with pro forma unit net cash costs of $4.15 per pound for the 2007 quarter, primarily because of higher input costs, including labor, maintenance, supplies and energy costs.  Assuming achievement of current 2008 sales estimates, FCX estimates 2008 average unit net cash costs for its Henderson mine at approximately $4.75 per pound of molybdenum.

South American Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper and molybdenum concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.

	First Quarter
Consolidated	2008	2007
South American Mining Operations	Actual	Pro forma

Copper (millions of recoverable pounds)
Production	353	307
Sales	365	301
Average realized price per pound	$3.78	$2.73

Gold (thousands of recoverable ounces)
Production	26	24
Sales	27	25
Average realized price per ounce	$936	$538

South American copper sales in the first quarter of 2008 were higher than in pro forma first-quarter 2007 primarily reflecting higher production from Cerro Verde’s new concentrator, partly offset by lower production at El Abra as a result of lower ore grades.

Unit Net Cash Costs.  The following table summarizes first-quarter 2008 unit net cash costs at the South American copper mines and pro forma unit net cash costs for first-quarter 2007.

	First Quarter
	2008	2007
	Actual	Pro forma
Per pound of copper:
Site production and delivery, after adjustments	$1.08	$0.84
By-product credits, primarily gold and molybdenum	(0.14)	(0.08)
Treatment charges	0.21	0.18
Unit net cash costs[a]	$1.15	$0.94

a.
 For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results refer to the attached presentation, “Product Revenues and Production Costs,” beginning on page VII.

South America unit net cash costs were higher in the first quarter of 2008 compared with pro forma first-quarter 2007 primarily because of higher energy cost at all sites and higher profit sharing and contributions at Cerro Verde.  Other 2008 increases in unit net cash costs relate to higher crushing and milling costs at Cerro Verde and Candelaria.  These increases were partly offset by increased production from the recently expanded mill at Cerro Verde and favorable by-product credits from higher precious metal prices and molybdenum production at Cerro Verde in 2008.

In third-quarter 2007, FCX agreed to a five-year voluntary contribution program in Peru, resulting in charges totaling $14 million, $0.04 per pound, in the first quarter of 2008.  Contributions in future periods are expected to be 3.75 percent of Cerro Verde’s net annual profit after income taxes.

For the year, FCX expects South American sales of 1.5 billion pounds of copper and 100 thousand ounces of gold, compared with 1.4 billion pounds of copper and 114 thousand ounces of gold for the pro forma year 2007.  In addition, FCX expects to produce six million pounds of molybdenum at Cerro Verde for the year 2008, compared with one million pounds for the pro forma year 2007.  Molybdenum produced at Cerro Verde is sold through FCX’s North American molybdenum sales company.

Assuming achievement of current 2008 sales estimates, FCX estimates that its 2008 average unit net cash costs, including gold and molybdenum credits, for its South American mines would approximate $1.07 per pound of copper.

Indonesian Mining.  Through its 90.64 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

Consolidated	First Quarter
Indonesian Mining Operations	2008	2007

Copper (millions of recoverable pounds)
Production	200	468
Sales	207	417
Average realized price per pound	$3.82	$3.09

Gold (thousands of recoverable ounces)
Production	246	1,074
Sales	251	947
Average realized price per ounce	$932	$655

Indonesia copper and gold sales in the first quarter of 2008 were significantly lower than in the first quarter of 2007 as a result of the expected mining in a lower ore grade section of the Grasberg open pit.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.  PT-FI expects to continue mining in a relatively low-grade section of the Grasberg open pit in the second quarter of 2008 and in a higher-grade section in the second half of 2008.  Approximately 64 percent of 2008 copper sales and 65 percent of 2008 gold sales are estimated in the second half of the year.

FCX expects Indonesia sales of 1.2 billion pounds of copper and 1.3 million ounces of gold for the year 2008, compared with 1.1 billion pounds of copper and 2.2 million ounces of gold for the year 2007.

Unit Net Cash Costs.  PT-FI’s unit net cash costs, including gold and silver credits, averaged $1.08 per pound for first-quarter 2008, compared with a net credit of $0.30 per pound for first-quarter 2007.  The higher unit net cash costs in 2008 reflected the significantly lower copper and gold volumes, partly offset by higher gold prices during first-quarter 2008.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.  Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and the price of gold.

	First Quarter
	2008	2007
Per pound of copper:
Site production and delivery, after adjustments	$1.86	$0.75
Gold and silver credits	(1.23)	(1.54)
Treatment charges	0.33	0.37
Royalties	0.12	0.12
Unit net cash costs (credits)[a]	$1.08	$(0.30)

a.
 For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs,” beginning on page VII.

Assuming average copper prices of $3.75 per pound and average gold prices of $900 per ounce for the remainder of 2008 and achievement of current 2008 sales estimates, PT-FI estimates that its 2008 unit net cash costs, including gold and silver credits, would approximate $0.73 per pound.  Unit net cash costs for 2008 would change by approximately $0.02 per pound for each $25 per ounce change in the average price of gold for the remainder of 2008.

OTHER ITEMS

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, reported an operating loss of $3 million in the first quarter of 2008, compared with operating income of $13 million in the 2007 period.  Operating income was lower in the 2008 quarter because of lower treatment rates and higher operating costs primarily resulting from a stronger euro and higher energy costs.

FCX defers recognizing profits on PT-FI’s and its South American sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  Changes in these net deferrals resulted in additions to FCX’s net income totaling $6 million, $0.01 per share, in the first quarter of 2008, compared with a decrease of $109 million, $0.45 per share, in the first quarter of 2007.  At March 31, 2008, FCX’s net deferred profits on PT-FI and its South American concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interest sharing totaled $87 million.  Based on copper prices of $3.75 per pound and gold prices of $900 per ounce for the remainder of 2008 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will not have a material impact on second-quarter 2008 net income.  The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

DEVELOPMENT and EXPLORATION ACTIVITIES

Development Activities.  FCX has significant development activities under way to expand its production volumes, extend its mine lives and develop large-scale underground ore bodies.  Recently completed or current major projects include a major new mining complex at Safford, Arizona; a project to restart open-pit mining at Climax; a sulfide leach project to extend the mine life at El Abra; the development of the large-scale, high-grade underground ore bodies in the Grasberg district and development of the highly prospective Tenke Fungurume project in the Democratic Republic of Congo (DRC).

In addition to the projects currently under way, FCX is continuing to review its assets to evaluate the potential for expansion opportunities associated with existing ore bodies.  As an initial step, FCX will be developing attractive economic projects for incremental expansions at the Morenci, Sierrita and Bagdad mines in Arizona and the Cerro Verde mine in Peru.  Based on scoping level estimates, these projects would provide incremental production ramping up to over 200 million pounds of copper and 7 million pounds of molybdenum by 2011 with preliminary capital costs estimated to approximate $400 million.  Detailed engineering for these projects is under way, which is expected to result in revised capital estimates and potential project scope changes.  In addition, FCX is restarting the Miami mine in Arizona for an approximate five-year period, as it continues to conduct reclamation activities associated with historical mining operations.  FCX expects full rates of production of approximately 100 million pounds of copper per year by 2010.  Capital investment for this restart is expected to approximate $100 million, primarily for mining equipment.  FCX is continuing to review potential large-scale expansion opportunities and other organic growth opportunities.

North America.  Construction of a major new copper mine in Safford, Arizona, is complete and copper production is being ramped up to design capacity of 240 million pounds of copper per year.  Safford produced over 20 million pounds of copper in the first quarter of 2008.  The Safford copper mine produces ore from two open-pit mines and includes a solution extraction/electrowinning facility.  Construction commenced in August 2006 and was completed in advance of initial expectations.  The total capital investment for this project approximated $675 million.  FCX will continue to pursue significant additional exploration and development potential in this district, including the Lone Star project, a potentially large mineral resource that is currently being evaluated with a drilling program.

In December 2007, FCX announced plans to proceed with the restart of the Climax mine near Leadville, Colorado.  Climax is believed to be the largest, highest grade and lowest cost undeveloped molybdenum ore body in the world.  A new air permit was received from the state of Colorado in March 2008.  Engineering is in progress and construction is scheduled to commence in the second quarter of

2008.  The initial $500 million project involves open pit mining and the construction of new milling facilities.  Annual production is expected to approximate 30 million pounds of molybdenum beginning in 2010.  The project is designed to enable the consideration of further large scale expansion of the Climax mine.  FCX is evaluating a second phase of the Climax project which could potentially double annual molybdenum production to approximately 60 million pounds.

South America.  FCX is advancing the development of a large sulfide deposit at El Abra which will extend the mine life by over ten years.  Copper production from the sulfides is targeted to begin in 2010 and is expected to average approximately 325 million pounds of copper per year beginning in 2012, replacing oxide production.  Existing facilities at El Abra would be used to process the additional sulfide reserves.  Total initial capital for the project is estimated to approximate $450 million, the majority of which will be spent between 2008 and 2011.  In March 2008, FCX received approval of its environmental impact study associated with this project.

Indonesia.  PT-FI has several projects in progress throughout the Grasberg district, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  The expansion of the currently producing Deep Ore Zone (DOZ) mine to 50,000 metric tons of ore per day is complete with first-quarter rates averaging 61,000 metric tons per day.  A further expansion of the DOZ mine to 80,000 metric tons per day is under way with completion targeted by 2010.  Other projects include the development of the high-grade Big Gossan mine, expected to ramp up to full production of 7,000 metric tons per day in 2011, and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the DOZ mine.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the DRC.  FCX is the operator of the project.  The initial project at Tenke Fungurume is based on mining and processing ore reserves approximating 100 million metric tons with ore grades of 2.3 percent copper and 0.3 percent cobalt.  FCX is currently engaged in drilling activities, exploration and metallurgical testing to evaluate the potential of this highly prospective district and expects the ore reserves to increase significantly over time.

Approximately $475 million in project costs have been incurred to date.  Construction activities are being advanced with over 2,200 construction personnel onsite.  Current activities are focused on concrete placement, steel tank erection, structural steel and infrastructure development including shops, warehouses and extensive social and regional infrastructure programs.  All long lead time equipment has been ordered and initial production is targeted during the second half of 2009.  Annual production in the initial years of the project is expected to approximate 250 million pounds of copper and 18 million pounds of cobalt.  FCX expects the results of drilling activities will enable significant future expansion of the initial production.

FCX is responsible for funding 70 percent of the project development costs and is also responsible for financing its partner’s share of certain project overruns.  FCX is engaged in a review of the capital cost estimates for the project, which were estimated in October 2007 to be $900 million ($1 billion including advances to a third party for the refurbishment of provincial power facilities).  A recent capital cost review prepared in April 2008 indicates estimated capital costs of approximately $1.75 billion (approximately $1.9 billion including loans to a third party for power development).  These revised estimates include substantial amounts for infrastructure to support a larger scale operation than the initial phase of the project, including the provision of expanded electrical power-generating capacity and improved power reliability for the region.  This regional power infrastructure investment is now estimated to approximate $175 million, the majority of which is expected to be funded through a loan to the DRC State power authority.

The current estimates include expanded housing and support facilities for the project work force and enhancements to national roads and bridges.  The increased costs also reflect the recent substantial industry-wide escalation in construction costs and the incremental costs to develop the project in Central Africa, where infrastructure and logistics are challenging in developing a greenfield project.

FCX is currently reviewing these costs with its partners and will strive to enhance the economic returns of the project while progressing its plans for developing infrastructure in the area that will enable rapid expansion of this high potential resource.

    The capital cost estimates and timing of start-up will continue to be reviewed and updated as the project development progresses.

Exploration Activities.  FCX is conducting exploration activities near its existing mines and in other high potential areas around the world.  Aggregate exploration expenditures in 2008 are expected to approximate $180 million.

FCX’s exploration efforts in North America include drilling of the Lone Star deposit located approximately four miles from the Safford mine (ore body within the Safford district), as well as targets in the Morenci and Bagdad districts.  FCX is also conducting exploration activities near the Henderson ore body.  In South America, exploration is ongoing in and around the Cerro Verde, Candelaria and Ojos del Salado deposits. In Africa, FCX is actively pursuing targets outside of the area of initial development at Tenke Fungurume and on the potential to add additional oxide reserves in the near term.

PT-FI’s 2008 exploration efforts in Indonesia include testing extensions of the Deep Grasberg and Kucing Liar mine complex and evaluating targets in the area between the Ertsberg East and Grasberg mineral systems from the new Common Infrastructure tunnels.  Initial drill results from the Common Infrastructure tunnel are positive and additional drilling is in process.  FCX continues its efforts to resume exploration activities in certain prospective areas in Papua, outside Block A (the Grasberg contract area).

The number of drill rigs operating on these and other programs near FCX’s mine sites increased from 26 at the end of March 2007 to 80 currently.

CASH and DEBT

At March 31, 2008, FCX had consolidated cash of $1.8 billion and net cash available to the parent company of $1.2 billion as shown below (in billions):

March 31,
2008
Cash at parent company	$0.3 [a]
Cash from international operations	1.5
Total consolidated cash	1.8
Less minority interests’ share	(0.5)
Cash, net of minority interests’ share	1.3
Withholding tax if distributed	(0.1)
Net cash available to parent company	$1.2

a.	Includes cash from North American operations.

At March 31, 2008, FCX had $7.6 billion in debt, including $296 million under its $1.5 billion revolving credit facility.  Borrowings under the credit facility during the quarter were primarily used for working capital requirements, including a $598 million payment made in January 2008 upon the settlement of contracts related to the 2007 copper price protection program.  FCX expects to repay these borrowings over the next several months.

The following table summarizes FCX’s debt transactions since December 31, 2007 (in billions):

Total debt at December 31, 2007	$7.2
Net borrowings under revolving credit facility	0.3
Other borrowings, net	0.1
Total debt at March 31, 2008	$7.6

In April 2008, Standard & Poor’s Rating Services and Fitch Ratings raised FCX’s corporate credit rating and the ratings on FCX’s unsecured debt to “BBB-” (investment grade).

OUTLOOK

FCX’s actual consolidated sales volumes for first-quarter 2008 and projected consolidated sales volumes for the year 2008 are shown below:

	2008
	First-		Full-
	Quarter		Year
Consolidated Sales from Mines	Actual		Estimate
Copper (recoverable pounds):	(millions)		(billions)
North America	339		1.5
South America	365		1.5
Indonesia	207		1.2
Total	911		4.2

Gold (recoverable ounces):	(thousands)		(millions)
Indonesia	251		1.3
Other	29		0.1
Total	280		1.4

Molybdenum (recoverable pounds):	(millions)		(millions)
North America	20	[a]	75	[a]

a.	Includes sales of molybdenum produced at Cerro Verde.

Because of mine sequencing at Grasberg and the ramp up of production at Safford, second-half 2008 production is expected to be higher than the first half.  Approximately 56 percent of consolidated copper sales and 64 percent of consolidated gold sales are expected in the second half of the year.  The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates and expansion plans, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2008 and assuming 2008 average prices of $3.75 per pound of copper, $900 per ounce of gold and $30 per pound of molybdenum, FCX’s consolidated operating cash flows would exceed $6.5 billion in 2008, including approximately $6 billion projected for the remainder of 2008.  Each $0.20 per pound change in copper prices in the balance of the year would have an approximately $450 million impact on 2008 operating cash flows.  Using flat pricing assumptions for the remainder of the year, second-half 2008 operating cash flows would be significantly higher than the first half.  FCX’s capital expenditures for 2008 are currently estimated to approximate $3 billion, $0.6 million higher than previous estimates primarily because of higher capital costs associated with the Tenke Fungurume project.  With a continuation of favorable market conditions, FCX expects to generate cash flows during 2008 significantly greater than its capital expenditures, minority interests distributions, dividends and other cash requirements.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX’s current annual common dividend is $1.75 per share and there is a Board authorized 20-million share open market purchase program.  Common dividends currently total approximately $670 million per year and preferred dividends total approximately $255 million per year.

FCX’s cash requirements for capital expenditures, dividends and minority interest distributions in the first quarter of 2008 exceeded its operating cash flows because of the significant cash requirements for working capital, requiring short-term borrowings under FCX’s revolving credit facility.  No shares have been purchased under FCX’s Board authorized 20-million share purchase program.  The continuation of the positive commodity prices and performance of operations would enable FCX to generate cash flows above capital expenditures and other cash requirements. FCX’s Board of Directors has established a policy of returning cash generated in excess of requirements to shareholders through dividends and share purchases. FCX’s management and its Board of Directors review the company’s financial policy on an ongoing basis.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets include the Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, and the impact of changes in deferred intercompany profits on earnings.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results are provided in the attached presentation, “Product Revenues and Production Costs,” beginning on page VII.

A copy of this press release is available on our web site, “www.fcx.com.”  A conference call with securities analysts about first-quarter 2008 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, May 16, 2008.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007[a]		2008		2007[a]
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	146	[b]	158	[b]	160	[b]	152	[b]
Bagdad (100%)	52		42		53		46
Sierrita (100%)	41		37		41		41
Chino (100%)	44		41		49		41
Tyrone (100%)	15		13		15		12
Miami (100%)	5		3		5		8
Tohono (100%)	-		1		1		1
Safford (100%)	22		-		13		-
Other (100%)	2		6		2		6
Total North America	327		301	[c]	339		307	[c]

South America
Cerro Verde (53.56%)	166		112		168		113
Candelaria/Ojos del Salado (80%)	100		100		103		104
El Abra (51%)	87		95		94		84
Total South America	353		307	[c]	365		301	[c]

Indonesia
Grasberg (90.64%)	200	[d]	468	[d]	207	[d]	417	[d]
Consolidated	880		1,076		911		1,025

Less minority participants’ share	158		162		164		154
Net	722		914		747		871

Consolidated sales from mines					911		1,025
Purchased copper					171		177
Total consolidated sales					1,082		1,202

Average realized price per pound					$3.69		$2.81	[e]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX's net interest in %)
North America (100%)	3		4		2		5
South America (80%)	26		24	[f]	27		25	[f]
Indonesia (90.64%)	246	[d]	1,074	[d]	251	[d]	947	[d]
Consolidated	275		1,102		280		977

Less minority participants’ shares	28		105		29		94
Net	247		997		251		883

Consolidated sales from mines					280		977
Purchased gold					-		3
Total consolidated sales					280		980

Average realized price per ounce					$933		$652

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX's net interest in %)
Henderson (100%)	9		10		N/A		N/A
By-product – North America (100%)	8	[b]	7	[b]	N/A		N/A
By-product – Cerro Verde (53.56%)	1		-		N/A		N/A
Consolidated	18		17	[g]	20		19	[g]

Purchased molybdenum					2		2
Total consolidated sales					22		21

Average realized price per pound					$31.67		$23.00

a.	The first-quarter 2007 data includes Phelps Dodge’s pre-acquisition results for comparative purposes only.
b.	Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c.
Includes North American copper production of 258 million pounds and sales of 283 million pounds and South American copper production of 259 million pounds and sales of 222 million pounds for Phelps Dodge’s pre-acquisition results.

d.	Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
e.	Includes reduction of $0.06 per pound for mark-to-market accounting adjustment on Phelps Dodge’s 2007 copper price protection program.
f.	Includes gold production of 21 thousand ounces and sales of 18 thousand ounces for Phelps Dodge’s pre-acquisition results.
g.	Includes molybdenum production of 14 million pounds and sales of 17 million pounds for Phelps Dodge’s pre-acquisition results.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Three Months Ended
	March 31,
	2008	2007[a]

100% North American Mining Operating Data, Including Joint Venture Interest

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	1,134,900	677,300
Average copper ore grade (percent)	0.19	0.29
Copper production (millions of recoverable pounds)	217	228

Mill Operations
Ore milled (metric tons per day)	244,000	209,000
Average ore grade (percent):
Copper	0.39	0.31
Molybdenum	0.02	0.02
Production (millions of recoverable pounds):
Copper	136	101
Molybdenum (by-product)	8	7

Molybdenum Operations (Henderson)
Ore milled (metric tons per day)	25,000	24,500
Average molybdenum ore grade (percent)	0.22	0.22
Molybdenum production (millions of recoverable pounds)	9	10

100% South American Mining Operating Data

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	274,100	276,000
Average copper ore grade (percent)	0.39	0.39
Copper production (millions of recoverable pounds)	135	149

Mill Operations
Ore milled (metric tons per day)	170,700	141,300
Average ore grade (percent):
Copper	0.74	0.66
Molybdenum	0.02	N/A
Production (millions of recoverable pounds):
Copper	218	158
Molybdenum	1	-

100% Indonesian Mining Operating Data, Including Joint Venture Interest

Ore milled (metric tons per day)	179,800	228,500

Average ore grade:
Copper (percent)	0.70	1.21
Gold (grams per metric ton)	0.61	2.01

Recovery rates (percent):
Copper	89.7	91.0
Gold	79.0	87.8

Production (recoverable):
Copper (millions of pounds)	214	480
Gold (thousands of ounces)	246	1,146

a.	Includes Phelps Dodge’s pre-acquisition results for comparative purposes only.

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	(In Millions, Except Per Share Amounts)
	2008		2007[a]
Revenues	$5,672	[b]	$2,246	[b]
Cost of sales:
Production and delivery	2,722	[c]	903	[c]
Depreciation, depletion and amortization	418	[c]	116	[c]
Total cost of sales	3,140		1,019
Exploration and research expenses	52		7
Selling, general and administrative expenses	84	[d]	48
Total costs and expenses	3,276		1,074
Operating income	2,396		1,172
Interest expense, net	(165)[e]		(52)
Losses on early extinguishment of debt	(6)		(88)
Other income, net	2		24
Equity in affiliated companies’ net earnings	7		5
Income from continuing operations before income taxes and minority interests	2,234		1,061
Provision for income taxes	(729)		(458)
Minority interests in net income of consolidated subsidiaries	(319)		(114)
Income from continuing operations	1,186		489
Income from discontinued operations, net of taxes	-		4	[f]
Net income	1,186		493
Preferred dividends	(64)		(17)
Net income applicable to common stock	$1,122		$476

Basic net income per share of common stock:
Continuing operations	$2.93		$2.18
Discontinued operations	-		0.02	[f]
Basic net income per share of common stock	$2.93		$2.20

Diluted net income per share of common stock:
Continuing operations	$2.64		$2.00
Discontinued operations	-		0.02	[f]
Diluted net income per share of common stock	$2.64	[g]	$2.02	[g]

Average common shares outstanding:
Basic	383	[h]	217	[h]
Diluted	449	[g]	244	[g]

Dividends declared per share of common stock	$0.4375		$0.3125

a.	Includes Phelps Dodge’s results beginning March 20, 2007.
b.
Includes adjustments to prior period copper sales totaling $294 million for the 2008 quarter and $(15) million for the 2007 quarter.  The 2007 quarter also includes a $38 million charge for mark-to-market accounting adjustments related to the 2007 copper price protection program.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production costs by $72 million and depreciation, depletion and amortization by $207 million in the 2008 quarter, and increased production costs by $96 million and depreciation, depletion and amortization by $28 million in the 2007 quarter.

d.
Includes reductions totaling approximately $40 million to adjust 2007 incentive compensation to actual cash and stock-based awards approved by the Corporate Personnel Committee of FCX’s Board of Directors in January 2008.

e.	Includes net interest expense of $19 million primarily associated with environmental liabilities recorded at fair value (discounted cash flow basis) for purchase accounting.
f.	Relates to the operations of Phelps Dodge International Corporation (PDIC), which FCX sold in 2007.
g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling less than $0.1 million in the 2008 quarter and $0.1 million in the 2007 quarter and dividends totaling $15 million in each of the first quarters of 2008 and 2007.  Also includes assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, resulting in the exclusion of dividends totaling $49 million in the 2008 quarter and $2 million in the 2007 quarter.  The assumed conversions result in the inclusion of 62 million common shares in the 2008 quarter and 25 million common shares in the 2007 quarter.

h.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2008	2007
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,831	$1,626
Accounts receivable	2,130	1,295
Product inventories and materials and supplies, net	2,187	2,178
Mill and leach stockpiles	773	707
Prepaid expenses and other current assets	97	97
Total current assets	7,018	5,903
Property, plant, equipment and development costs, net	25,814	25,715
Goodwill	6,048	6,105
Long-term mill and leach stockpiles	1,153	1,106
Trust assets	599	606
Intangible assets, net	464	472
Other assets and deferred charges	732	754
Total assets	$41,828	$40,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,242	$2,345
Accrued income taxes	640	420
Current portion of reclamation and environmental liabilities	226	263
Dividends payable	212	212
Current portion of long-term debt and short-term borrowings	36	31
Copper price protection program	-	598
Total current liabilities	3,356	3,869
Long-term debt, less current portion:
Senior notes	6,887	6,928
Project financing, equipment loans and other	352	252
Revolving credit facility	296	-
Total long-term debt, less current portion	7,535	7,180
Deferred income taxes	7,135	7,300
Reclamation and environmental liabilities, less current portion	1,893	1,733
Other liabilities	1,093	1,106
Total liabilities	21,012	21,188
Minority interests in consolidated subsidiaries	1,510	1,239
Stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	1,100	1,100
6¾% Mandatory Convertible Preferred Stock	2,875	2,875
Common stock	50	50
Capital in excess of par value	13,552	13,407
Retained earnings	4,554	3,601
Accumulated other comprehensive income	43	42
Common stock held in treasury	(2,868)	(2,841)
Total stockholders’ equity	19,306	18,234
Total liabilities and stockholders’ equity	$41,828	$40,661

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2008	2007[a]
	(In Millions)
Cash flow from operating activities:
Net income	$1,186	$493
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	418	116
Minority interests in net income of consolidated subsidiaries	319	114
Noncash compensation and benefits	37	26
Unrealized losses on copper price protection program	-	38
Losses on early extinguishment of debt	6	88
Deferred income taxes	(48)	(46)
Other, net	38	42
(Increases) decreases in working capital, excluding amounts
acquired from Phelps Dodge:
Accounts receivable	(950)	(398)
Inventories	(81)	81
Prepaid expenses and other	1	1
Accounts payable and accrued liabilities	(527)	(30)
Accrued income taxes	216	144
Net cash provided by operating activities	615	669

Cash flow from investing activities:
Phelps Dodge capital expenditures	(388)	(61)
PT Freeport Indonesia capital expenditures	(115)	(74)
Other capital expenditures	(5)	(7)
Acquisition of Phelps Dodge, net of cash acquired	(1)	(13,888)
Proceeds from the sales of assets and other, net	22	-
Net cash used in investing activities	(487)	(14,030)

Cash flow from financing activities:
Proceeds from term loans under bank credit facility	-	10,000
Repayments of term loans under bank credit facility	-	(5,618)
Net proceeds from sales of senior notes	-	5,880
Net proceeds from sale of common stock	-	2,816
Net proceeds from sale of 6¾% Mandatory Convertible Preferred Stock	-	2,803
Proceeds from revolving credit facility and other debt	473	101
Repayments of revolving credit facility and other debt	(118)	(48)
Cash dividends paid:
Common stock	(169)	(63)
Preferred stock	(64)	(15)
Minority interests	(49)[b]	(47)[b]
Net payments for exercised stock options	(8)	(45)
Excess tax benefit from exercised stock options	12	1
Bank credit facilities fees and other, net	-	(185)
Net cash provided by financing activities	77	15,580
Net increase in cash and cash equivalents	205	2,219
Cash and cash equivalents at beginning of year	1,626	907
Cash and cash equivalents at end of period	$1,831	$3,126

a.	Includes Phelps Dodge’s results beginning March 20, 2007.
b.	Represents minority interests’ share of dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRO FORMA FINANCIAL DATA (Unaudited)

The following pro forma information assumes that FCX acquired Phelps Dodge effective January 1, 2007. The most significant adjustments relate to the purchase accounting impacts in the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment using March 19, 2007, metal prices and assumptions (in millions, except per share data):

	Historical
		Phelps	Pro Forma	Pro Forma
Three months ended March 31, 2007	FCX[a]	Dodge[a]	Adjustments	Consolidated
Revenues	$2,246	$2,294	$30	$4,570	[b]
Operating income	$1,172	$793	$(489)	$1,476	[b,c]
Income from continuing operations before
income taxes and minority interests	$1,061	$837	$(581)	$1,317	[b,c,d,e]
Net income from continuing operations
applicable to common stock	$489	$493	$(380)	$602	[b,c,d,e]
Diluted net income per share of common
stock from continuing operations	$2.00	N/A	N/A	$1.35	[b,c,d,e]
Diluted weighted average shares outstanding	244	N/A	N/A	446	[f,g]

a.
First-quarter 2007 represents the results of Phelps Dodge’s operations from January 1, 2007, through March 19, 2007. Beginning March 20, 2007, the results of Phelps Dodge’s operations are included in FCX’s consolidated financial statements.

Additionally, for comparative purposes, the historical Phelps Dodge financial information for first-quarter 2007 represents results from continuing operations, and therefore, excludes the results of PDIC (i.e., discontinued operations).

b.
Includes charges to revenues for mark-to-market accounting adjustments on copper price protection programs totaling $58 million ($36 million to net income or $0.08 per share) in the first quarter of 2007. Also includes pro forma credits for amortization of acquired intangible liabilities totaling $30 million ($19 million to net income or $0.04 per share).

c.
Includes charges associated with the impacts of the increases in the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment, and also includes the amortization of intangible assets and liabilities resulting from the acquisition totaling $755 million ($476 million to net income or $1.07 per share).

d.	Excludes net losses on early extinguishment of debt totaling $88 million ($69 million to net income or $0.15 per share) for financing transactions related to the acquisition of Phelps Dodge.

e.
Includes interest expense from the debt issued in connection with the acquisition of Phelps Dodge totaling $186 million ($145 million to net income of $0.33 per share). Also includes accretion on the fair value of environmental liabilities resulting from the acquisition totaling $24 million ($19 million to net income or $0.04 per share).

f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock. Also reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007.

g.	On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge. On March 28, 2007, FCX sold 47.15 million common shares. These shares are assumed to be outstanding.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations. In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. Additionally, beginning in first-quarter 2008, FCX included the impacts of purchase accounting fair value adjustments as additional depreciation, depletion and amortization, and noncash and nonrecurring costs. Accordingly, FCX revised the first-quarter 2007 pro forma disclosures for its North American copper mining operations, Henderson molybdenum mine, and South American mining operations to conform to the current period presentation. Presentations under both methods are shown together with reconciliations to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North American Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,179	$1,179	$256		$16		$1,451

Site production and delivery, before net noncash
and nonrecurring costs shown below	553	481	76		7		564
By-product credits	(261)	-	-		-		-
Treatment charges	31	31	-		-		31
Net cash costs	323	512	76		7		595
Depreciation, depletion and amortization	180	159	19		2		180
Noncash and nonrecurring costs, net	30	29	1		-		30
Total costs	533	700	96		9		805
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	42	42	-		-		42
Idle facility and other non-inventoriable costs	(13)	(13)	-		-		(13)
Gross profit	$675	$508	$160		$7		$675

Consolidated sales
Copper (in million pounds)	337	337
Molybdenum (in million pounds)			8

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.50	$3.50	$32.75

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.64	1.43	9.75
By-product credits	(0.77)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	0.96	1.52	9.75
Depreciation, depletion and amortization	0.53	0.47	2.47
Noncash and nonrecurring costs, net	0.09	0.09	0.11
Total unit costs	1.58	2.08	12.33
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.13	0.13	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	(0.02)
Gross profit per pound	$2.01	$1.51	$20.40

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,451	$564	$180
Net noncash and nonrecurring costs per above	N/A	30	N/A
Treatment charges per above	N/A	31	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	42	N/A	N/A
North American copper mines	1,493	625	180
Henderson molybdenum operations	282	50	41
Other North American mining operations, including
other molybdenum operations and eliminations[c]	1,498	1,463	6
Total North American mining operations	3,273	2,138	227
South American mining operations	1,593	432	130
Indonesian mining operations	1,052	399	45
Atlantic Copper smelting & refining	665	651	9
Corporate, other & eliminations	(911)	(898)	7
As reported in FCX’s consolidated financial
statements	$5,672	$2,722	$418

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.
c.	Includes amounts associated with the copper and molybdenum sales companies and Rod & Refining, which are included in North American mining operations.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North American Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Three Months Ended March 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$812	$812	$178		$10		$1,000

Site production and delivery, before net noncash
and nonrecurring costs shown below	394	347	68		6		421
By-product credits	(161)	-	-		-		-
Treatment charges	22	22	-		-		22
Net cash costs	255	369	68		6		443
Depreciation, depletion and amortization	144	120	24		-		144
Noncash and nonrecurring costs, net	336	280	56		-		336
Total costs	735	769	148		6		923
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	8	8	-		-		8
Idle facility and other non-inventoriable costs	(10)	(10)	-		-		(10)
Gross profit	$75	$41	$30		$4		$75

Consolidated sales
Copper (in million pounds)	301	301
Molybdenum (in million pounds)			7

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$2.70	$2.70	$25.13

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.31	1.15	9.59
By-product credits	(0.54)	-	-
Treatment charges	0.07	0.07	-
Unit net cash costs	0.84	1.22	9.59
Depreciation, depletion and amortization	0.48	0.40	3.33
Noncash and nonrecurring costs, net	1.12	0.93	7.87
Total unit costs	2.44	2.55	20.79
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.02	0.02	-
Idle facility and other non-inventoriable costs	(0.03)	(0.03)	-
Gross profit per pound	$0.25	$0.14	$4.34

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,000	$421	$144
Net noncash and nonrecurring costs per above	N/A	336	N/A
Treatment charges per above	N/A	22	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	8	N/A	N/A
Eliminations and other	3,562	1,845	211
As reported in FCX’s pro forma consolidated
financial results	$4,570	$2,624	$355

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Henderson Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)a

	Three Months Ended
	March 31,
(In Millions)	2008	2007

Revenues, after adjustments shown below	$282	$208

Site production and delivery, before net noncash
and nonrecurring costs shown below	49	39
Net cash costs	49	39
Depreciation and amortization	41	21
Noncash and nonrecurring costs, net	1	-
Total costs	91	60
Gross profit[b]	$191	$148

Consolidated sales
Molybdenum (in million pounds)	9	10

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$29.45	$22.17

Site production and delivery, before net noncash
and nonrecurring costs shown below	5.10	4.15
Unit net cash costs	5.10	4.15
Depreciation and amortization	4.26	2.26
Noncash and nonrecurring costs, net	0.10	0.02
Total unit costs	9.46	6.43
Gross profit per pound	$19.99	$15.74

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended March 31, 2008	Revenues	and Delivery	Amortization
Totals presented above	$282	$49	$41
Net noncash and nonrecurring costs	N/A	1	N/A
Other molybdenum operations and eliminations[c]	437	410	(2)
Total Molybdenum operations	719	460	39
Other North American copper mining operations
and eliminations	2,554	1,678	188
Total North American mining operations	3,273	2,138	227
South American mining operations	1,593	432	130
Indonesian mining operations	1,052	399	45
Atlantic Copper smelting & refining	665	651	9
Corporate, other & eliminations	(911)	(898)	7
As reported in FCX’s consolidated
financial statements	$5,672	$2,722	$418

Three Months Ended March 31, 2007
Totals presented above	$208	$39	$21
Eliminations and other	4,362	2,585	334
As reported in FCX’s pro forma consolidated
financial results	$4,570	$2,624	$355

a.	Amounts for the three months ended March 31, 2008, are actual financial results.
b.
Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.

c.	Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South American Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,380	$1,380	$59		$1,439

Site production and delivery, before net noncash
and nonrecurring costs shown below	395	381	20		401
By-product credits	(53)	-	-		-
Treatment charges	76	76	-		76
Net cash costs	418	457	20		477
Depreciation, depletion and amortization	130	126	4		130
Noncash and nonrecurring costs, net	25	25	-		25
Total costs	573	608	24		632
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	230	230	-		230
Other non-inventoriable costs	(9)	(8)	(1)		(9)
Gross profit	$1,028	$994	$34		$1,028

Consolidated sales
Copper (in million pounds)	365	365

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.78	$3.78

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.08	1.05
By-product credits	(0.14)	-
Treatment charges	0.21	0.21
Unit net cash costs	1.15	1.26
Depreciation, depletion and amortization	0.35	0.34
Noncash and nonrecurring costs, net	0.07	0.07
Total unit costs	1.57	1.67
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.63	0.63
Other non-inventoriable costs	(0.02)	(0.01)
Gross profit per pound	$2.82	$2.73

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,439	$401	$130
Net noncash and nonrecurring costs per above	N/A	25	N/A
Less: Treatment charges per above	(76)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales and hedging per above	230	N/A	N/A
Purchased metal	74	74	N/A
Eliminations and other	(74)	(68)	-
Total South American mining operations	1,593	432	130
North American mining operations	3,273	2,138	227
Indonesian mining operations	1,052	399	45
Atlantic Copper smelting & refining	665	651	9
Corporate, other & eliminations	(911)	(898)	7
As reported in FCX’s consolidated financial statements	$5,672	$2,722	$418

a.	Includes gold, silver and molybdenum.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South American Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Three Months Ended March 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$824	$824	$24		$848

Site production and delivery, before net noncash
and nonrecurring costs shown below	253	243	10		253
By-product credits	(24)	-	-		-
Treatment charges	55	55	-		55
Net cash costs	284	298	10		308
Depreciation, depletion and amortization	96	94	2		96
Noncash and nonrecurring costs, net	163	159	4		163
Total costs	543	551	16		567
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	61	62	(1)		61
Other non-inventoriable costs	(6)	(6)	-		(6)
Gross profit	$336	$329	$7		$336

Consolidated sales
Copper (in million pounds)	301	301

Gross profit per pound of copper:

Revenues, after adjustments shown below	$2.73	$2.73

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.84	0.81
By-product credits	(0.08)	-
Treatment charges	0.18	0.18
Unit net cash costs	0.94	0.99
Depreciation, depletion and amortization	0.32	0.31
Noncash and nonrecurring costs, net	0.54	0.52
Total unit costs	1.80	1.82
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.20	0.20
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.11	$1.09

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$848	$253	$96
Net noncash and nonrecurring costs per above	N/A	163	N/A
Less: Treatment charges per above	(55)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales and hedging per above	61	N/A	N/A
Purchased metal	68	68	N/A
Eliminations and other	3,648	2,140	259
As reported in FCX’s pro forma consolidated
financial results	$4,570	$2,624	$355

a.	Includes gold, silver and molybdenum.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesian Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$802	$802	$241	$15	$1,058

Site production and delivery, before net noncash
and nonrecurring costs shown below	385	292	88	5	385
Gold and silver credits	(256)	-	-	-	-
Treatment charges	68	52	15	1	68
Royalty on metals	25	19	6	-	25
Unit net cash costs	222	363	109	6	478
Depreciation and amortization	45	34	10	1	45
Noncash and nonrecurring costs, net	14	11	3	-	14
Total unit costs	281	408	122	7	537
Revenue adjustments, primarily for pricing on
prior period open sales	87	87	-	-	87
PT Smelting intercompany profit elimination	(5)	(3)	(2)	-	(5)
Gross profit	$603	$478	$117	$8	$603

Consolidated sales
Copper (in million pounds)	207	207
Gold (in thousand ounces)			251

Gross profit per pound of copper and per ounce of gold:
Revenues, after adjustments shown below	$3.82	$3.82	$931.71

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.86	1.41	349.08
Gold and silver credits	(1.23)	-	-
Treatment charges	0.33	0.25	61.71
Royalty on metals	0.12	0.09	22.69
Unit net cash costs	1.08	1.75	433.48
Depreciation and amortization	0.22	0.17	40.82
Noncash and nonrecurring costs, net	0.07	0.05	12.76
Total unit costs	1.37	1.97	487.06
Revenue adjustments, primarily for pricing on
prior period open sales	0.48	0.48	27.32
PT Smelting intercompany profit elimination	(0.02)	(0.02)	(4.27)
Gross profit per pound/ounce	$2.91	$2.31	$467.70

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,058	$385	$45
Net noncash and nonrecurring costs per above	N/A	14	N/A
Less: Treatment charges per above	(68)	N/A	N/A
Royalty per above	(25)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	87	N/A	N/A
Total Indonesian mining operations	1,052	399	45
North American mining operations	3,273	2,138	227
South American mining operations	1,593	432	130
Atlantic Copper smelting & refining	665	651	9
Corporate, other & eliminations	(911)	(898)	7
As reported in FCX’s consolidated financial statements	$5,672	$2,722	$418

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesian Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$1,298	$1,298	$622	$21	$1,941

Site production and delivery, before net noncash
and nonrecurring costs shown below	314	210	101	3	314
Gold and silver credits	(643)	-	-	-	-
Treatment charges	153	102	49	2	153
Royalty on metals	50	33	16	1	50
Unit net cash (credits) costs	(126)	345	166	6	517
Depreciation and amortization	59	40	19	-	59
Noncash and nonrecurring costs, net	9	6	3	-	9
Total unit (credits) costs	(58)	391	188	6	585
Revenue adjustments, primarily for pricing on
prior period open sales	(29)	(29)	-	-	(29)
PT Smelting intercompany profit elimination	(36)	(24)	(11)	(1)	(36)
Gross profit	$1,291	$854	$423	$14	$1,291

Consolidated sales
Copper (in million pounds)	417	417
Gold (in thousand ounces)			947

Gross profit per pound of copper and per ounce of gold:
Revenues, after adjustments shown below	$3.09	$3.09	$654.79

Site production and delivery, before net
noncash and nonrecurring costs shown below	0.75	0.50	106.26
Gold and silver credits	(1.54)	-	-
Treatment charges	0.37	0.25	51.94
Royalty on metals	0.12	0.08	16.86
Unit net cash (credits) costs	(0.30)	0.83	175.06
Depreciation and amortization	0.14	0.10	20.05
Noncash and nonrecurring costs, net	0.02	0.01	2.99
Total unit (credits) costs	(0.14)	0.94	198.10
Revenue adjustments, primarily for pricing on
prior period open sales	(0.04)	(0.04)	2.72
PT Smelting intercompany profit elimination	(0.09)	(0.06)	(12.09)
Gross profit per pound/ounce	$3.10	$2.05	$447.32

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,941	$314	$59
Net noncash and nonrecurring costs per above	N/A	9	N/A
Less: Treatment charges per above	(153)	N/A	N/A
Royalty per above	(50)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(29)	N/A	N/A
Total Indonesian mining operations	1,709	323	59
North American mining operations	319	327	14
South American mining operations	262	116	28
Atlantic Copper smelting & refining	454	427	10
Corporate, other & eliminations	(498)	(290)	5
As reported in FCX’s consolidated financial statements	$2,246	$903	$116

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s first-quarter 2008 income tax provision from continuing operations resulted from taxes on international operations ($579 million) and U.S. taxes ($150 million). The difference between FCX’s consolidated effective income tax rate of approximately 33 percent for first-quarter 2008 and the U.S. federal statutory rate of 35 percent primarily was attributable to a U.S. benefit for percentage depletion and an international tax rate differential, partially offset by withholding taxes on earnings from Indonesian and South American mining operations and a U.S. foreign tax credit limitation.

FCX’s first-quarter 2007 income tax provision from continuing operations resulted from taxes on earnings at international operations ($504 million), partly offset by a tax benefit from losses in the U.S. ($46 million). The first-quarter 2007 income tax provision primarily related to the operations of PT Freeport Indonesia and also included $31 million associated with Phelps Dodge’s earnings for the 12-day period ended March 31, 2007. The difference between FCX’s consolidated effective income tax rate of approximately 43 percent for first-quarter 2007 and the U.S. federal statutory rate of 35 percent primarily was attributable to withholding taxes incurred in connection with earnings from Indonesian mining operations.

A summary of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes for first-quarter 2008 and 2007 follows (in millions, except percentages):

	Three Months Ended March 31,
	2008			2007
		Effective			Effective
		Tax	Provision for		Tax	Provision for
	Income[a]	Rate	Income Tax	Income[a]	Rate	Income Tax
U.S.	$778	19%	$150	$(130)	35%	$(46)
South America	1,024	33%	333	117	34%	41
Indonesia	577	42%	239	1,086	43%	462
Eliminations and other	(145)	N/A	(3)	(13)	N/A	1
Annualized rate adjustment[b]	N/A	N/A	10	N/A	N/A	-
Consolidated totals	$2,234	33%	$729	$1,060	43%	$458

a.	Represents income from continuing operations before income taxes and minority interests.
b.
In accordance with APB Opinion No. 28, “Interim Financial Reporting,” and FASB Interpretation No. 18, “Accounting for Income Taxes in Interim Periods – an interpretation of APB Opinion No. 28,” (FIN 18) FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has a regional approach to the management of its mining operations. FCX has organized its mining operations geographically into three primary operating divisions – North American mining, South American mining and Indonesian mining. Notwithstanding this geographic structure, FCX internally reports information on a mine by mine basis. Therefore, in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” FCX concluded that its operating segments include individual mines. Operating segments that meet SFAS No. 131 thresholds are reportable segments. Further discussion of the reportable segments included in FCX’s operating divisions, as well as FCX’s other reportable segment – Atlantic Copper Smelting & Refining, follows.

North American Mining.  North American mining operations are comprised of copper operations from mining through rod production, molybdenum operations from mining through conversion to chemical and metallurgical products, and the marketing and sale of both product lines. The North American mining division includes the Morenci copper mine, Rod & Refining operations and Molybdenum operations as reportable segments. In addition to copper, the Morenci mine produces molybdenum concentrates as a by-product.

Other North American mining operations, which are not considered reportable segments, include FCX’s other operating southwestern U.S. copper mines – Bagdad, Sierrita, Safford, Chino and Tyrone. In addition to copper, the Bagdad, Sierrita, and Chino mines produce molybdenum, gold and silver, and the Sierrita mine also produces rhenium. Other North American mining operations also include the Miami copper mine, which FCX is restarting for an approximate five-year period; the Miami smelter, which is the most significant source of sulfuric acid for the various North American leaching operations; and a sales company, which functions as an agent to purchase and sell copper from the North American mines and the Rod & Refining segment and also purchases and sells any copper not sold by the South American mines to third parties.

South American Mining.  South American mining includes the Cerro Verde copper mine as a reportable segment. Other South American mining operations, which are not considered reportable segments, include FCX’s other South American copper mines – Candelaria, Ojos del Salado and El Abra.

Indonesian Mining.  Indonesian mining includes PT Freeport Indonesia’s Grasberg copper and gold mining operations and PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia).

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Other.  Intersegment sales by the Indonesian and South American mines are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

FCX allocates certain operating costs, expenses and capital to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All federal and state income taxes are recorded and managed at the corporate level with the exception of foreign income taxes, which are generally recorded and managed at the applicable mine or operation. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America					South America			Indonesia
				Other	Total		Other	Total			Atlantic
				North	North		South	South			Copper	Corporate,
		Rod &	Molyb-	American	American	Cerro	American	American			Smelting	Other &	FCX
Three Months Ended March 31, 2008	Morenci	Refining	denum	Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$50	1,680	719	823	3,272	462	503	965	887	[a]	665	(117)	5,672
Intersegment	541	8	-	(548)	1	253	375	628	165		-	(794)	-
Production and delivery[b]	272	1,676	460	(270)	2,138	162	270	432	399		651	(898)	2,722
Depreciation, depletion and amortization[b]	81	2	39	105	227	43	87	130	45		9	7	418
Exploration and research expenses	-	-	-	-	-	-	-	-	-		-	52	52
Selling, general and administrative expenses	-	-	6	4	10	-	-	-	37		8	29	84
Operating income (loss)[b]	$238	10	214	436	898	510	521	1,031	571		(3)	(101)	2,396
Interest expense, net	$1	1	-	10	12	1	-	1	1		4	147	165
Provision for income taxes	$-	-	-	-	-	173	160	333	239		-	157	729
Total assets at March 31, 2008	$5,060	604	3,489	10,491	19,644	4,709	4,484	9,193	3,932		994	8,065	41,828
Capital expenditures	$77	3	12	83	175	17	46	63	115		5	150	508

Three Months Ended March 31, 2007
Revenues:
Unaffiliated customers	$-	206	52	61	319	14	126	140	1,332	[a]	454	1	2,246
Intersegment	21	2	-	(23)	-	97	25	122	377		-	(499)	-
Production and delivery[b]	29	206	52	40	327	44	72	116	323		427	(290)	903
Depreciation, depletion and amortization[b]	5	-	3	6	14	9	19	28	59		10	5	116
Exploration and research expenses	-	-	-	-	-	-	-	-	-		-	7	7
Selling, general and administrative expenses	-	-	-	1	1	-	-	-	44		4	(1)	48
Operating income (loss)[b]	$(13)	2	(3)	(9)	(23)	58	60	118	1,283		13	(219)	1,172
Interest expense, net	$-	-	-	-	-	-	-	-	4		7	41	52
Provision for income taxes	$-	-	-	-	-	22	19	41	462		-	(45)	458
Total assets at March 31, 2007	$4,775	631	1,918	8,705	16,029	4,011	4,491	8,502	4,549		1,075	11,279 [c]	41,434
Capital expenditures	$15	1	2	35	53	1	1	2	74		7	6 [c]	142

a.  Includes PT Freeport Indonesia’s sales to PT Smelting totaling $464 million in first-quarter 2008 and $584 million in first-quarter 2007.

b.
The following table summarizes the impact of purchase accounting fair value adjustments on operating income (loss) and are primarily associated with the impacts of the increases in the carrying values of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Three Months Ended March 31, 2008
Production and delivery	$(18)	-	(14)	(15)	(47)	(9)	(16)	(25)	N/A	N/A	-	(72)
Depreciation, depletion and amortization	(47)	-	(34)	(55)	(136)	(21)	(49)	(70)	N/A	N/A	(1)	(207)
Reduction of operating income	$(65)	-	(48)	(70)	(183)	(30)	(65)	(95)	N/A	N/A	(1)	(279)

Three Months Ended March 31, 2007
Production and delivery	$(16)	-	(13)	(19)	(48)	(20)	(28)	(48)	N/A	N/A	-	(96)
Depreciation, depletion and amortization	(3)	-	(2)	(1)	(6)	(6)	(15)	(21)	N/A	N/A	(1)	(28)
Reduction of operating income	$(19)	-	(15)	(20)	(54)	(26)	(43)	(69)	N/A	N/A	(1)	(124)

c.     Includes total assets of $1.1 billion at March 31, 2007, and capital expenditures of $1 million in first-quarter 2007 associated with discontinued operations.

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